ADMINISTRATIVE SERVICES AGREEMENT


         THIS AGREEMENT is made by and between AETNA INCOME SHARES, a Massachusetts business trust (the "Fund"), and AELTUS INVESTMENT MANAGEMENT, INC., a Connecticut corporation (the "Administrator"), with respect to the following recital of facts:

                                  R E C I T A L

         WHEREAS, the Fund is registered as an open-end diversified management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Administrator is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as an investment adviser and an administrator of investment companies; and

         WHEREAS, the Fund and the Administrator desire to enter into an agreement to provide for administrative services for the Fund on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:


I.       APPOINTMENT AND OBLIGATIONS OF THE ADMINISTRATOR

         The Administrator is hereby appointed to serve as the Administrator to the Fund, to provide the administrative services described herein and assume the obligations set forth in Section II, subject to the terms of this Agreement and the control of the Fund's Board of Trustees (the "Board"). The Administrator shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


II.      DUTIES OF THE ADMINISTRATOR

         In carrying out the terms of this Agreement, the Administrator shall:

         A. provide office space, equipment and facilities (which may be the Administrator's or its affiliates') for maintaining the Fund's organization, for meetings of the Fund's Board and shareholders, and for performing administrative services hereunder;

         B. supervise and manage all aspects of the Fund's operations (other than investment advisory activities), supervise relations with, and monitor the performance of, custodians, depositories,

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transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary and desirable by the Board;

         C. provide internal clerical and legal services, and stationery and office supplies;

         D.   provide accounting services, including:

              1. determining and arranging for the publication of the net asset value of the Fund;

              2. preparing financial information for presentation to the Fund's Board and management;

              3. preparing and monitoring the Fund's annual expense budget, and establishing daily accruals;

              4.  coordinating payment of fund expenses;

              5. calculating periodic dividend rates to be declared in accordance with management guidelines;

              6. calculating total return information as defined in the current prospectus and statement of additional information;

              7. coordinating audit packages for use by independent public accountants;

              8.  responding to regulatory audits;

         E. provide non-investment related statistical and research data and such other reports, evaluations and information as the Fund may request from time to time;

         F. monitor the Fund's compliance with the current prospectus and statement of additional information, the 1940 Act, the Internal Revenue Code and other applicable laws and regulations;

         G. prepare, to the extent requested by the Fund, registration statements, proxy statements and annual and semi-annual reports to shareholders;

         H. arrange for the printing and mailing (at the Fund's expense) of proxy statements and other reports or other materials provided to the Fund's shareholders;

         I. support outside auditors in preparing and filing all the Fund's federal and state tax returns and required tax filings other than those required to be made by the Fund's custodian and transfer agent;

         J. prepare periodic reports to and filings with the Securities and Exchange Commission (the "SEC") and state Blue Sky authorities with the advice of the Fund's counsel;

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         K. maintain the Fund's existence, and during such times as the shares of the Fund are publicly offered, maintain the registration and qualification of the Fund's shares under federal and state law;

         L.   keep and maintain the financial accounts and records of the Fund;

         M. provide the Board on a regular basis with reports and analyses of the Fund's operations and the operations of comparable investment companies; and

         N. take any other actions which appear to the Administrator and the Board necessary to carry into effect the purposes of this Agreement.


III.     REPRESENTATIONS AND WARRANTIES

         A.   REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

              The Administrator hereby represents and warrants to the Fund as follows:

              1. Due Incorporation and Organization. The Administrator is duly organized and is in good standing under the laws of the State of Connecticut and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

              2. Best Efforts. The Administrator at all times shall provide its best judgment and effort to the Fund in carrying out its obligations hereunder.

         B.   REPRESENTATIONS AND WARRANTIES OF THE FUND

              The Fund hereby represents and warrants to the Administrator as follows:

              1. Due Incorporation and Organization. The Fund has been duly incorporated under the laws of the Commonwealth of Massachusetts and it is authorized to enter into this Agreement and carry out its terms.

              2. Registration. The Fund is registered as an investment company with the SEC under the 1940 Act and shares of the Fund are registered or qualified for offer and sale to the public under the Securities Act of 1933 (the "1933 Act"), and all applicable state securities laws. Such registrations or qualifications will be kept in effect during the term of this Agreement.


IV.      CONTROL BY THE BOARD OF TRUSTEES


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         Any activities undertaken by the Administrator pursuant to this
Agreement on behalf of the Fund shall at all times be subject to any directives of the Board.


V.       COMPLIANCE WITH APPLICABLE REQUIREMENTS

         In carrying out its obligations under this Agreement, the Administrator shall at all times conform to:

         A.   all applicable provisions of the 1940 Act;

         B. the provisions of the registration statement of the Fund under the 1933 Act and the 1940 Act;

         C. the provisions of the Fund's Articles of Incorporation, as amended;

         D.   the provisions of the By-Laws of the Fund, as amended; and

         E.   any other applicable provisions of state and federal law.


VI.      DELEGATION OF RESPONSIBILITIES

         All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or by any affiliates of the Administrator under the Administrator's supervision.


VII.     COMPENSATION

         For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator, the Fund shall pay to the Administrator an annual fee, payable monthly (in arrears), based upon the following average daily net assets of the Fund:

                Rate                      Net Assets
                ----                      ----------
                .075%                     on the 1st $5 billion
                .05%                      over $5 billion

Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily at the rate of 1/365 of the annual administration fee applied to the daily net assets of the Fund. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.


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VIII.    NON-EXCLUSIVITY

         The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator shall be free to render administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers and directors of the Administrator may serve as officers or trustees of the Fund, and that officers or trustees of the Fund may serve as officers or directors of the Administrator to the extent permitted by law; and that the officers and directors of the Administrator are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment companies.


IX.      TERM

         This Agreement shall become effective on May 1, 1998, and shall continue through December 31, 1998. Thereafter it shall continue for successive annual periods, provided such continuance is specifically approved at least annually:

         1.   a.    by the Board, or

              b. by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

         2. by the affirmative vote of a majority of the trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as a trustee of the Fund), by votes cast in person at a meeting specifically called for such purpose.


X.       TERMINATION

         This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's trustees or by vote of a majority of the Fund's outstanding voting securities, as defined in Section 2(a)(42) of the 1940 Act, or by the Administrator, on sixty (60) days' written notice to the other party.


XI.      LIABILITY OF ADMINISTRATOR AND INDEMNIFICATION

         A.   LIABILITY

       The Administrator shall be liable to the Fund and shall indemnify the Fund for any losses incurred by the Fund, whether in the purchase, holding or sale of any security or otherwise, to the extent that such losses resulted from an act or omission on the part of the Administrator or its officers, directors or employees, that is found to involve willful misfeasance, bad faith or negligence,


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or reckless disregard by the Administrator of its duties under this Agreement, in connection with the services rendered by the Administrator hereunder.

         B.   INDEMNIFICATION

         In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator or any officer, director or employee of the Administrator, to the extent permitted by applicable law, the Fund hereby agrees to indemnify and hold the Administrator harmless from and against all claims, actions, suits and proceedings at law or in equity, whether brought or asserted by a private party or a governmental agency, instrumentality or entity of any kind, relating to the sale, purchase, pledge of, advertisement of, or solicitation of sales or purchases of any security by the Fund, its officers, trustees, employees or agents in alleged violation of applicable federal, state or foreign laws, rules or regulations.


XII.     NOTICES

         Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Administrator for this purpose shall be 242 Trumbull Street, Hartford, Connecticut 06103-1205, and the address of the Fund for this purpose shall be 151 Farmington Avenue, Hartford, Connecticut 06156.


XIII.    QUESTIONS OF INTERPRETATIONS

         This Agreement shall be governed by the laws of the State of Connecticut. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules or orders of the SEC issued pursuant to the 1940 Act, or contained in no-action and interpretive positions taken by the SEC staff. In addition, where the effect of a requirement of the 1940 Act reflected in the provisions of this Agreement is revised by rule or order of the SEC, such provisions shall be deemed to incorporate the effect of such rule or order.


XIV.     SERVICE MARK

         The service mark of the Fund and the name "Aetna" have been adopted by the Fund with the permission of Aetna Services, Inc. (formerly known as Aetna Life and Casualty Company) and their continued use is subject to the right of Aetna Services, Inc. to withdraw this permission in the event


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the Administrator or another subsidiary or affiliated corporation of Aetna
Services, Inc. should not be the Administrator of the Fund.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the 25th day of March, 1998.



                                           AELTUS INVESTMENT MANAGEMENT, INC.


Attest: /s/ Susan Harinstein               By:    /s/ John Y. Kim
        --------------------------                --------------------------

Name:   Susan Harinstein                   Name:  John Y. Kim
        --------------------------                --------------------------

Title:  Assistant Secretary                Title: President
        --------------------------                --------------------------


                                           AETNA INCOME SHARES



Attest: /s/ DeAnn S. Anastasio             By:    /s/ J. Scott Fox
        --------------------------                --------------------------

Name:   DeAnn S. Anastasio                 Name:  J. Scott Fox
        --------------------------                --------------------------

Title:  Assistant Secretary                Title: President
        --------------------------                --------------------------